Exhibit 5.1

Hogan & Hartson LLP One Tabor Center, Suite 1500 1200 Seventeenth Street Denver, CO 80202 +1.303.899.7300 Tel +1.303.899.7333 Fax www.hhlaw.com

February 19, 2009

Board of Directors

CIBER, Inc.

5251 DTC Parkway

Suite 1400

Greenwood Village, Colorado  80111

Ladies and Gentlemen:

We are acting as counsel to CIBER, Inc., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-3 (File No. 333-155663), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the offering of up to $100,000,000 of the Company’s securities, including shares of the Company’s common stock, $0.01 par value per share (the “Common Shares”) as set forth in the prospectus dated January 8, 2009 that forms part of the Registration Statement (the “Prospectus”).  This opinion is delivered in connection with the proposed public offering by the Company of up to 8,000,000 Common Shares and an over-allotment option of 1,000,000 Common Shares pursuant to the Underwriting Agreement dated February 19, 2009, by and between the Company and the underwriters named therein (the “Underwriting Agreement”), and as described in a supplement to the Prospectus dated February 19, 2009 (the “Prospectus Supplement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on.  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the applicable provisions, as currently in effect, of the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations (and in particular, we express no opinion as to any effect that such other laws, statutes, ordinances, rules, or regulations may have on the opinions expressed herein).  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)           The Common Shares, upon due execution and delivery on behalf of the Company of certificates therefor, will be validly issued, fully paid and nonassessable.

This opinion letter has been prepared for use in connection with the Registration Statement.  We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.01 to the Company’s Current Report on Form 8-K to be filed on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ HOGAN & HARTSON L.L.P.

HOGAN & HARTSON L.L.P.